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                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors
Deckers Outdoor Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Deckers Outdoor Corporation of our report dated February 13, 1998, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Deckers Outdoor Corporation.

                                        KPMG PEAT MARWICK LLP

Los Angeles, California
March 30, 1998